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                   Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
                    (Thousands of dollars, except per share data)


                                         Twelve Months Ended December 31
                                        1996            1995          1994
PRIMARY                           --------------------------------------------
Average shares outstanding             31,388,066      31,194,368  30,949,625
Net effect of stock
  options - based on the
  treasury stock method using
  average market price                  (1)             (1)           (1)
                                  --------------------------------------------
                                       31,388,066      31,194,368  30,949,625

Net income (loss)                        $138,937        $112,350     $68,464

     Per-share amount                       $4.43           $3.60       $2.21
                                            =====           =====       =====

FULLY DILUTED
Average shares outstanding             31,388,066      31,194,368  30,949,625
Net effect of dilutive stock
  options - based on the
  treasury stock method using
  the year-end market price
  if higher than exercise price           366,785         300,637     152,471
                                  --------------------------------------------
                                       31,754,851      31,495,005  31,102,096

Net income (loss)                        $138,937        $112,350     $68,464

     Per-share amount                       $4.38           $3.57       $2.20
                                            =====           =====       =====

(1) Incremental number of shares excluded from calculation since they do not have a dilutive effect.
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